Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Fiona Abolade
VCampus Corporation
(703) 654-7221
fabolade@vcampus.com

VCAMPUS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Select Partner® revenues more than doubled and total revenues grew by 13% over the same quarter in 2005

RESTON, VA, May 15, 2006 - VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning publishing and hosting services to corporations, government agencies, professional associations and credentialing organizations, today announced its financial results for the first quarter ended March 31, 2006.

Highlights:

•                  Select Partner® Program revenues in the first quarter of 2006 more than doubled to $244,783 over the first quarter of 2005 contributing to a 13% growth in the company’s total revenues for the same period.

•                  Select Partner Program revenues in the first quarter of 2006 grew by 15% over the fourth quarter of 2005 and total revenues grew by 16% over the same period.

•                  The gross margins improved to 68% of revenues in the first quarter of 2006 from 65% in the fourth quarter of 2005 and 59% in the first quarter of 2005.

•                  The company signed a new Select Partner in the first quarter of 2006, the Emergency Nurses Association with over 28,000 members, which adds to the existing Select Partners such as

CFA Institute, (ISC)2, PCI Global, Inc., the New York Institute of Finance, the Association for Financial Professionals, Sourcefire, Inc., the National Contract Management Association, the American College of Forensic Examiners and the Regulatory Affairs Professionals Society.  The company expects to add one new Select Partner in each quarter for the rest of 2006.

•                  The company now offers a library of 49 courses and three exams published and/or hosted under the Select Partner Program and the company expects the revenues from this program to grow steadily in 2006 and beyond. The company plans to publish at least six new Select Partner courses and release a major revision to an existing course in 2006.

•                  The Company renewed its flagship contract for hosting the Veterans Affairs Learning Online campus for the next three years with anticipated base revenues of $1.5 million or more each year.  Under the renewal, VCampus can also offer its Select Partner courses not only to the employees of the Department of Veterans Affairs, but also to an additional 225,000 individuals who are actively involved in Department of Veterans Affairs’ programs such as the Vocational Rehabilitation program, as well as to medical students and volunteers. Based on its excellent track record of providing high quality services to the Department, the company expects to expand its business with civilian and military agencies in 2006 and beyond.

The company reported total revenues of $1,277,202 in the first quarter of 2006 compared to total revenues of $1,098,180 in the fourth quarter of 2005 and $1,128,582 in the first quarter of 2005. These total revenue amounts include online tuition revenue of $1,080,257 in the first quarter of 2006 compared to $959,808 in the fourth quarter of 2005 and $1,023,095 in the first quarter of 2005.

The operating loss for the three months ended March 31, 2006 was $1,712,088 compared to $1,152,843 and $1,422,218 for the three months ended December 31, 2005 and March 31, 2005, respectively. With the adoption of SFAS 123(R) effective January 1, 2006, the non-cash charge for stock-based compensation increased to $229,637 in the first quarter of 2006 from $48,995 in the first quarter of 2005. The company recorded a charge of $400,000 in the first quarter of 2006, for retail sales and use tax liabilities arising as a result of an audit in 2001, the assessment under which was confirmed in a recent ruling on the company’s appeal by state tax authorities. The charge includes the actual assessed tax amount plus the company’s estimate of all sales and use tax, interest and penalties for the period from August 1998 through March 31, 2006. Also during the first quarter, the company recorded a non-cash charge of approximately $117,000, which represents amortization of debt discount and deferred debt offering costs related to the issuance of approximately $3.6 million (March 31, 2006 principal amount of approximately $1.3 million) of convertible promissory notes in March 2004. Corresponding charges in the fourth quarter of 2005 and first quarter of 2005 were approximately $124,000 and $469,000, respectively.   Including these non-cash charges, VCampus reported a net loss to common stockholders in the first quarter of $1,907,393, or $0.20 per share, compared to a net loss to common stockholders of $1,309,435, or $0.14 per share, for the fourth quarter of 2005 and $1,902,673, or $0.22 per share, in the first quarter of 2005.

The company ended the quarter with approximately $3.2 million in cash compared to approximately $2.5 million in cash on December 31, 2005.

 “We have made considerable progress in our Select Partner Program with our flagship partners such as CFA Institute and (ISC)2. The Select Partner certification and continuing education-related revenues now account for approximately 20% of our total revenues, based on first quarter financial results, and we expect this percentage to increase over time. When we conclude the planned acquisition of Prosoft Learning, we expect the certification-related revenues to account for over 50% of the total revenues. We will be discussing these issues in more detail in our conference call scheduled for June 2006,” said Nat Kannan, Chairman and CEO of VCampus Corporation.

“The Prosoft acquisition continues to move along on the accelerated schedule we proposed. At this point, we expect the acquisition could close as early as the middle of June, thereby resulting in a full quarter of combined operations in the third quarter of 2006,” said Christopher Nelson, Chief Financial Officer.

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the first quarter financial results, business outlook and the Prosoft acquisition. The call is scheduled for 4:30 PM Eastern Time on June 20, 2006. Interested parties may participate by dialing (800) 599-9816. International callers may dial (617) 847-8705. Please enter the passcode 90276140.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 PM Eastern Time on June 20, 2006 until 6:30 PM Eastern Time on June 27, 2006. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 66534907.

About VCampus®
VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content. Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs. The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered more than 3 million courses to more than 1 million desktops/users in professional credentialing and certification organizations, associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 3,800 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” and “Select Partner” are registered trademarks of VCampus Corporation.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “designed to,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) uncertainties regarding our ability to achieve growth organically or otherwise and to consummate and integrate any acquisitions, including Prosoft; and (5) growing competition. For additional information regarding risk factors that could affect our future results, please refer to the discussions of  “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and other SEC filings.

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VCAMPUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2005	2006
Revenues:
Online tuition revenues	$1,023,095	$1,080,257
Development and other revenues	105,487	196,945
Net revenues	1,128,582	1,277,202
Costs and expenses:
Cost of revenues	459,468	413,094
Sales and marketing	518,409	380,879
Product development and operations	712,732	674,696
General and administrative	442,570	484,800
Sales and use tax assessment	—	400,000
Depreciation and amortization	368,626	406,184
Stock-based compensation	48,995	229,637
Total costs and expenses	2,550,800	2,989,290
Loss from operations	(1,422,218)	(1,712,088)
Interest expense, net	(480,455)	(129,600)
Net loss	$(1,902,673)	$(1,841,688)
Dividends to preferred stockholders	—	(65,705)
Net loss attributable to common stockholders	$(1,902,673)	$(1,907,393)
Net loss per share, basic	$(0.22)	$(0.20)
Net loss per share — assuming dilution	$(0.22)	$(0.20)

VCAMPUS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2005	March 31, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,488,159	$3,208,215
Accounts receivable, net	209,338	372,691
Loans receivable from related party	15,453	—
Prepaid expenses and other current assets	325,818	321,646
Total current assets	3,038,768	3,902,552
Property and equipment, net	313,880	295,209
Capitalized software costs and courseware development costs, net	1,308,577	1,012,795
Other assets	231,859	215,221
Other intangible assets, net	257,006	229,319
Goodwill	328,317	328,317
Total assets	$5,478,407	$5,983,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,182,585	$938,323
Accrued expenses	479,316	466,435
Accrued sales and use tax liability	—	400,000
Notes payable	191,796	206,831
Deferred revenues	469,280	226,876
Accrued dividends payable to preferred stockholders	14,312	65,705
Total current liabilities	2,337,289	2,304,170

Long-term liabilities:
Notes payable—less discount and current portion	479,489	465,371
Total liabilities	2,816,778	2,769,541

Commitments and contingencies:	—	—

Stockholders’ equity:
Series A-1 convertible Preferred Stock	23	23
Series B-1 convertible Preferred Stock	—	23
Common Stock	95,921	96,464
Additional paid-in capital	105,418,644	107,877,714
Accumulated deficit	(102,852,959)	(104,760,352)
Total stockholders’ equity	2,661,629	3,213,872
Total liabilities and stockholders’ equity	$5,478,407	$5,983,413